UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 10

☐  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE

ACT OF 1934

☒  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

For the transition period from January 1, 2008 to March 31, 2008

Commission file number: 333-125695

NOVA ENERGY, INC.

(Name of small business issuer in its charter)

Nevada	98-0211769
(State or other jurisdiction of	(I.R.S. Employer ID No.)
incorporation or organization)

2050 Russet Way, Ste. 190

Carson City, NV 89703

(Address of principal executive offices)

250-716-1773

(Issuer's telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class Name of each exchange on which to be so registered each class is to be registered:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of Class)

Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   YES ☐    NO ☒

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.   YES ☒  NO ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   YES ☐    NO ☒

State issuer's revenues for its most recent fiscal year: $116,811.

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of a specified date within the past 60 days. (See definition of affiliate in Rule 12b-2 of the Exchange Act.)

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.  There are 34,333,012 shares of common stock issued and outstanding as at March 31, 2008, among 253 shareholders.

PART I

ITEM 1: DESCRIPTION OF BUSINESS

Business Development

Nova Energy, Inc. (“Nova” or “We”), was formerly known as MexTrans Seafood Consulting, Inc. and  PCSupport.com, Inc. (PCSP), which was incorporated under the laws of the State of Nevada on April 7, 1999, for the purpose of engaging in the development and provision of notebook computer support services to end users through the Internet.

On October 19, 1999, PCSupport.com, Inc. filed a 10SB12g. On May 24, 2000, PCSupport.com, Inc. filed an SB-2 registering 7,291,331 common stock shares.

PCSupport.com, Inc. had been listed on the OTCBB exchange.  On or about November 14, 2002, PCSupport.com, Inc. was de-listed from the OTCBB for not filing timely reports.

In December 2002, PCSupport.com, Inc. management decided that they were not going to be able to implement their business plan and resigned their respective positions as officers and directors, and simultaneously appointed Daymon Bodard, President, Secretary and sole director.

On May 12, 2005, we effectuated a 1:300 reverse split.

On May 30, 2005, we changed our name to Nova Energy, Inc.

On April 26, 2006, we filed a Form 15 voluntarily terminating our obligations pursuant to Rule 12(g) of the Securities Act of 1934.

Current Business Operation

Presently, we have operating working interests in wells located in Texas. This portfolio of working interests provides the Company with a foundation to execute its business plan by achieving growth through its investments. We will continue to seek known, proven, developed reserves of oil and natural gas that present long term, fundamentally sound economic opportunities for the Company and our shareholders.

The oil and natural gas industry have a history of demonstrated, long term, fundamental strength and viability.  We expect to position the Company for expanded growth.

The Company’s strategic objectives continue to be:

- Research and identify known, proven, developed reserves that present low risk opportunities;

- Continue to review opportunities with potential joint venture partners with proven track records in the oil and gas sector; and

- To grow the Company and achieve exponential growth in order to build value per share.

We expect to continue to develop our business plan by locating, researching and investing in quality drilling targets. We believe that in-depth research of lease ownership, on-site visits as well as historical analysis of potential drilling targets are paramount. Combining new technology that is now available and being successfully used in the recovery of new deposits by other oil and gas companies, could help reduce the risks traditionally associated with the development of new or existing oil and gas reserves..  Based on current engineering reports, well logs, site visits and the history and long-term experiences of the operating company, Nova Energy, Inc. believes that key areas of Texas will continue to be commercially viable and provide new opportunities for Nova Energy, Inc. and will build long-term shareholder value.

Again, our focus is on generating only highly verified fields that where formerly validated by the drill bit, with primary focus on oil reserves;  To apply the vast amount of new technology that has become available in the past few years in combination with industry standard testing methods to assist in our exploration and development of existing oil fields.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Key Employees

At March 31, 2008, the Company had one Director Officer and one employee, the Company’s President, Daymon Bodard.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this annual report before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business will fail.

Our current operating funds are less than necessary to complete all intended exploration opportunities with REO Energy and others. Therefore, we will need to obtain additional financing in order to complete our business plan

Our business plan calls for significant expenses in connection with the exploration with REO Energy.  We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We do not currently have any arrangements for financing and may not be able to find such financing if required. We anticipate that any additional financing requirements will be satisfied through the sale of our stock or director loans from Mr. Bodard’s personal and family funds. Obtaining additional financing would be subject to a number of factors, including the market price for oil and natural gas, investor acceptance of our property and general market conditions. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

We compete with large and small competitors to acquire oil and gas properties, enter into joint venture arrangements, hire and retain qualified personnel and service providers and obtain financing for our exploration programs, which may affect our ability to achieve commercial profitability.

Oil and gas exploration is intensely competitive and involves a high degree of risk. We cannot assure you that we will ever develop any of our properties into properties that produce sufficient quantities of oil and gas to be profitable. In our efforts to acquire properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and gas, but also conduct refining and petroleum marketing operations on a worldwide basis.

Competition for producing properties, our ability to retain qualified personnel and our ability to complete our exploration programs will be affected by the amount of funds available to us, our ability to successfully identify oil and gas reserves, if any, and the actions of our competitors. We also may experience competition from development of alternative fuel sources.

Oil and gas exploration involves risks, which could adversely affect our profitability.

We cannot assure you that commercial quantities of hydrocarbons will be recovered by us in the future or that our exploration programs will lead to the discovery of any commercially viable reserves. The marketability of any oil and gas acquired or discovered will be affected by numerous factors beyond our control, which include oil and gas price fluctuations, proximity and capacity of oil and gas pipelines and processing equipment and government regulations (including regulations relating to royalties, allowable production, importing and exporting of oil and gas, and environmental protection). In addition, hazards such as unusual or unexpected formations, pressures or other conditions are involved in drilling and operating wells.

The expiration of licenses and leases could cause us to lose our interests in our mineral property prior to achieving commercial profitability.

Our property is held in the form of working interests in licenses and leases. If we or the holder of the license or lease fails to meet the specific requirements of each license or lease, the license or lease may terminate or expire. We cannot assure you that any of the obligations required to maintain each license or lease will be met. The termination or expiration of our licenses or leases or the working interests relating to our licenses or leases may have a material adverse effect on our results of operation and business.

Potential conflicts of interest may divert the attention of our directors, officers and/or contractors from our business or affect their ability to dedicate their full attention to our business and exploration program.

Certain of our directors and officers are also directors, officers, contractors and/or employees of other companies engaged in oil and gas exploration. To the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time several companies may participate in the acquisition, exploration of oil and gas properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. A particular company may assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

Environmental regulation may increase the costs of production from our properties, which would affect our ability to earn a profit.

Hazards incident to the exploration of oil and gas properties such as accidental spills or leakage of petroleum liquids and other unforeseen conditions may be encountered by us. We may be subject to liability for pollution and other damages due to hazards which cannot be insured against due to prohibitive premium costs or for other reasons. Governmental regulations relating to environmental matters are subject to constant change and could increase the cost of exploration or require alteration or cessation of operations in certain areas.

Existing and possible future environmental legislation, regulations and actions could give rise to additional expense, capital expenditures, restrictions and delays in our activities, the extent of which cannot be predicted. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which could materially and adversely affect our business or our ability to develop and produce its properties on an economically feasible basis. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations.

We currently do not maintain a fund for restoring sites on which we drill wells or conduct production operations, which could require us to expend substantial resources in the future to restore these sites.

We do not maintain a fund for restoring production sites. Existing and possible future environmental legislation, regulations and actions could give rise to an obligation to restore the sites on which we drill wells or conduct production operations. The costs related to restoration or remediation efforts could be substantial and could have a material adverse affect on our business.

Fluctuation and volatility of oil and gas prices may affect the commercial feasibility of our mineral properties and our ability to raise future financing on acceptable terms.

As with most other companies involved in resource exploration, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sale of the petroleum or natural gas.

Our revenues, profitability and future growth, if any, and the value of our oil and gas properties are substantially dependent on prevailing prices of oil and gas. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include economic conditions in the United States and the world in general, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil and gas would have an adverse effect on the value of our properties, borrowing capacity, revenues, profitability and cash flows from operations.

Over the last 2 years oil prices have fluctuated from US$45 to US$146 per barrel.  In 2008, oil prices increased up to US$146 per barrel after experiencing a significant decline to a low of approximately US$45 per barrel in 2006 due to a variety of factors beyond our control.  Oil and gas prices could be significantly impacted if/or when the Kyoto Protocol is enacted. The Kyoto Protocol requires Western countries, including the United States, to reduce the emission of hydrocarbons to below existing levels, increase the efficiency of the use of oil and its byproducts and reduce consumption. In the long term, we expect oil prices to increase with inflation, as well as with economic recovery in Asia and other parts of the world.

Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Local, national and international economic conditions are beyond our control and may have a substantial adverse affect on our efforts. We cannot guard against the effects of these potential adverse conditions.

Resources properties are subject to risks, which may require us to defend, enforce or undertake certain curative work to perfect rights in our properties.

It is our practice in acquiring oil and gas leases or interests in oil and gas leases to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease as title opinions are the requirement of our lenders in the property acquisition.

Prior to the drilling a well for oil and gas, it is the normal practice of the oil and gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the spacing unit within which the proposed oil and gas well is to be drilled. Frequently, as a result of such examination, certain curative work must be done to correct deficiencies in the marketability of the title, and the curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered.

We depend on key personnel for our commercial success.

We depend on the expertise of our President, Daymon Bodard.  His loss could have a material adverse effect on our business.  We do not maintain key-person insurance policies on any of our executive officers.

Title to oil and gas properties.

The Company has taken and will continue to take all reasonable steps, in accordance with the laws and regulations of the jurisdictions in which its property is located, to ensure proper title of the property it may acquire in the future, either at the time of acquisition or prior to any major expenditures thereon. This, however, should not be construed as a guarantee of title. There are no assurances that the Company will obtain title. Both presently owned and after-acquired properties may be subject to prior unregistered agreements, transfers, land claims or other claims or interests and title may be affected by undetected defects. The Company will attempt to obtain clear title and obtain legal opinions commensurate to the intended level of expenditures required on areas that show promise. There can be no assurance, however, that the Company will be successful in doing so.

Government Regulation

The current and future operations of the Company, including development activities and commencement of production on properties the Company may acquire, require permits from various federal, provincial, and local governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, safety and other matters.

Any oil and gas operations involving the Company may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation often includes provisions relating to restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards and enforcement, and fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with environmental legislation and changes in such legislation has a potential to reduce the profitability of operations below an acceptable level.

Stricter standards in environmental legislation may be imposed on the industry or the Company in the future, which could materially and adversely affect the business of the Issuer or its ability to develop its properties on an economic basis.

Permits and Licenses

The operations of the Company may require licenses and permits from various governmental authorities. There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and resource extraction operations on its properties.

Uninsurable Risks

In the course of exploration, development and production of oil and gas properties, certain risks, and in particular, unexpected or unusual geological operating conditions including blow-outs, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Company.

ITEM 2. DESCRIPTION OF PROPERTY

In August 18, 2005, the Company completed a sales agreement to acquire a working interest from Lee Hansen, in a producing well in the State of North Dakota, the legal description being:  Billings County North Dakota T144 R98 Sec. 28 NE 1/4 and Sec 21 SE 1/4. This production is unitized in a 320 acre spacing". This transaction did not involve a merger or change of control.  The well was thought to be unproductive but we are now review the possibility of re-fracing the well.

Soon after we created a web site, www.novaenergyinc.com, for the benefit of our current shareholders and any potential interested parties.

After year end June 30, 2006, in July, $375,000 was raised by the Company for a net revenue working interest in the well known as Inglish 1H, in the Barnett Shale Prospect, Cooke County, Texas. Actual drilling on the Inglish #1H horizontal well began on June 29, 2006. This well is now in production and is commercially viable.

In August 2006, we acquired an additional working interest participation in an oil well in the Barnett Shale area known as the Inglish D1, Barnett Shale Prospect, Cooke County, Texas. As a result of a private transaction, the company received funds in the amount of $564,500, a portion of which was used to acquire the additional working interest participation as well as, to provide working capital for future development. The Inglish D1 is in full production and is also commercially viable.

ITEM 3. LEGAL PROCEEDINGS

Management of the Company is not aware of any legal proceedings contemplated by any governmental authority or other party involving the Company or its subsidiaries or its properties. No director, officer or affiliate of the Company is (i) a party adverse to the Company in any legal proceedings; or (ii) has an adverse interest to the Company in any legal proceedings. Management is not aware of any other legal proceedings pending or that have been threatened against the Company, its subsidiaries or its properties.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

None

PART II

ITEM 5: MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Description of Securities

The Company is authorized to issue 52,000,000 shares of a single class of Common Voting Stock, of par value $0.001. There were 34,333,012 shares issued and outstanding on June 30, 2008, which does not reflect a 1:10 reverse split enacted by the Company on April 22, 2008. There are no preferred shares issued and outstanding.

Each holder of Common Stock is entitled to one vote per share on all matters submitted for action by the stockholders. All shares of Common Stock are equal to each other with respect to the election of directors and cumulative voting is not permitted; therefore, the holders of more than 50% of the outstanding Common Stock can, if they choose to do so, elect all of the directors. The terms of the directors are not staggered. Directors are elected annually to serve until the next annual meeting of shareholders and until their successor is elected and qualified. There are no preemptive rights to purchase any additional Common Stock or other securities of the Registrant. The owners of a majority of the common stock may also take any action without prior notice or meeting which a majority of shareholders could have taken at a regularly called shareholders meeting, giving notice to all shareholders thereafter of the action taken. In the event of liquidation or dissolution, holders of Common Stock are entitled to receive, pro rata, the assets remaining, after creditors, and holders of any class of stock having liquidation rights senior to holders of shares of Common Stock, have been paid in full. All shares of Common Stock enjoy equal dividend rights. There are no provisions in the Articles of Incorporation or By-Laws, which would delay, defer or prevent a change of control.

Market Information

The Company’s Common Stock is listed on www.pinksheets.com under the symbol "NVAE". The market for the Company’s Common Stock is limited, volatile and sporadic.

To the best of our knowledge there has been inconsistent trading in our common shares. We face a sporadic and potentially volatile trading market. Quotations for, and transactions in, the Securities are capable of rapid fluctuations, resulting from the influence of supply and demand on relatively thin volume. There may be buyers at a time when there are no sellers, and sellers when there are no buyers, resulting in significant variations of bid and ask quotations by market-making dealers, attempting to adjust changes in demand and supply. A sporadic market is also particularly vulnerable to short selling, sell orders by persons owning no shares of stock, but intending to drive down the market price so as to purchase the shares to be delivered at a price below the price at which the shares were sold short.

We have 253 shareholders of record as at the date of this report.

The following table sets forth the high and low sales prices relating to the Company’s Common Stock for from year ended June 30, 2007 through third quarter ended March 31, 2008. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

	June 30, 2007		March 31, 2008
	High	Low	High	Low
First Quarter	$2.25	$1.55	$1.20	$0.45
Second Quarter	$2.00	$1.50	$0.20	$0.20
Third Quarter	$2.00	$0.41	$0.25	$0.15
Fourth Quarter	$2.00	$0.75	$0.20	$0.10

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business; or

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Reverse Stock Split

On April 22, 2008, we effectuated a 1:10 reverse stock split.

Risks of a Penny Stock

The Company's common stock may be deemed to be "penny stock" as that term is defined in Reg. Section 240.3a51-1 of the Securities and Exchange Commission. Penny stock are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ) listed stocks must still meet requirement (i) above); or (iv) in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Reg. Section 240.15g-2 of the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in the Company's common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

Moreover, Reg. Section 240.15g-9 of the Securities and Exchange Commission requires broker/dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in the Company's common stock to resell their shares to third parties or to otherwise dispose of them.

ITEM 6: MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

According to the U.S. Dept. of Energy, it is estimated that 10% of all oil reserves ever found in the U.S. have been found in the past decade and of these about 90% are in older, previously producing fields.  We’re going back into old fields and finding that they were more complicated than was previously thought.  Now, the saying is oil is where you already found it,” as quoted from Mr. William L Fisher, an internationally respected geologist at the University of Texas at Austin, Texas.

We are presently publicly trading and listed on www.pinksheets.com.  We are incorporated and registered in the state of Nevada.  We are and have been focused on the recovery of oil and gas reserves through acquisition and project development, specializing in mature and marginal field enhancement, developmental exploration drilling and low risk exploration opportunities in Texas and North Dakota regions. The company continues to evaluate other oil and gas opportunities through out North America.

The company is exploring a viable opportunity to enter into “working interest” or “net royalty interests” with an experienced operator and producer in Texas.  Based on current engineering reports, well logs, site visits and the history and long-term experiences of the operating company, we believe that key areas of Texas will continue to be commercially viable and provide new opportunities for the company, and will build long-term shareholder value.

Our focus remains on pursuing opportunities in verified fields that were validated by the drill bit, with primary focus on oil reserves; To apply the vast amount of new technology that has become readily available in the past few years in combination with industry standard testing methods, to assist in our exploration and development of existing oil fields.

Management continues to be optimistic that the Company will be successful in its business operations and capital raising efforts; however, there can be no assurance that the Company will be successful in generating revenue or raising additional capital. The failure to generate sufficient revenues or raise additional capital may have a material and adverse effect upon the Company and its shareholders.

The Company anticipates an increase in operating expenses over the next three years to pay costs associated with such business operations. The Company must raise additional funds. The Company may finance these expenses with further issuances of common stock of the Company. The Company believes that any anticipated private placements of equity capital and debt financing, if successful, may be adequate to fund the Company’s operations over the next twelve months. Thereafter, the Company expects it will need to raise additional capital to meet long-term operating requirements. If the Company raises additional funds through the issuance of equity or convertible debt securities other than to current shareholders, the percentage ownership of its current shareholders would be reduced, and such securities might have rights, preferences or privileges senior to its existing Common Stock. In addition, additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to conduct its business operations successfully, which could significantly and materially restrict the Company’s overall business operations.

Based upon a twelve-month work plan proposed by management, it is anticipated that such a work plan would require approximately $3,000,000 of financing designed to fund various commitments and business operations. As of the date of this Annual Report, management believes that the Company can satisfy its cash requirements for the next twelve months based on its ability to successfully raise capital and to obtain advances from certain investors and related parties, as necessary. The Company’s future success and viability are primarily dependent upon the Company’s current management to generate revenues from business operations and raise additional capital through further private offerings of its stock or loans from private investors. There can be no assurance, however, that the Company will be able to raise additional capital. The Company’s failure to successfully raise additional capital will have a material and adverse affect upon the Company and its shareholders.

Service agreements

In connection with the management of the Company, the Company may incur liability or borrow funds pursuant to various contractual arrangements representing the following material commitments.

Employment Agreement

In January 2003, the Company entered into an employment agreement with it President, Daymon Bodard, the terms and conditions of which are attached hereto as an Exhibit.

Results Of Operations For Fiscal Year Ended June 30, 2007 and the Quarter Ended March 31, 2008

Liquidity and Capital Resources

Since inception to March 31, 2008, the Company has incurred cumulative net losses of approximately $741,232 and has a stockholders’ deficit of approximately $226,628 as at the end of third quarter March 31, 2008. The Company expects to continue to incur substantial losses to explore the concession, and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term borrowings and equity investments in order to meet its strategic objectives. The Company's future operations are dependent upon external funding and its ability to increase revenues and reduce expenses. Management believes that sufficient funding will be available from additional related party borrowings and private placements following its merger to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its software products and distribution networks.

The Company's financial statements have been prepared assuming that it will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles or GAAP in the United States. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. The Company believes that are our most critical accounting policies includes: recognition of transactions revenues and accounting for stock options and warrants.

Revenue Recognition

During the transitional period ended March 31, 2008, revenues were generated by the Company.  Revenues are recognized in accordance with Statement of Position 98-7 when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the Company’s fee is fixed and determinable, and; (4) collectibility is probable.

Accounting for Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated market value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and ratably for future services over the option-vesting period. If the Company followed SFAS 123, it would recognize compensation expense using a fair value method, such as Black-Scholes, to estimate the cost of equity instruments as of the date these awards are granted to employees. Any differences between the expense as calculated under SFAS 123 and that computed under APB No. 25 is disclosed on a pro forma basis in the notes to the consolidated financial statements.

ITEM 7: FINANCIAL STATEMENTS

NOVA ENERGY, INC.

Balance Sheets

	March 31,	June 30,
	2008	2007
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash	$54,201	$127,470
Accounts Receivable	4,633	2,705
Total Current Assets	58,834	130,175

Fixed Assets
Equipment	84,924	84,924
Accumulated Depreciation	(43,877)	(31,139)
Total Fixed Assets	41,047	53,785

Other Assets
Investment - Working Interest	675,000	675,000

Total Assets	$774,881	$858,960

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
Accounts Payable	$73,806	$1,318
Accrued Interest	91,613	48,218
Accrued Salaries	282,600	237,600
Shareholder Payable	-	36,771
Convertible Note Payable - related party	553,490	564,500
Total Current Liabilities	1,001,509	888,407

Long Term Liabilities	-	-
Total Long Term Liabilities	-	-
Total Liabilities	1,001,509	888,407

Stockholders' Equity
Common Stock, authorized 52,000,000 shares, par value $0.001,
issued and outstanding on March 31, 2008 is 34,333,012	34,333	34,333
Paid in Capital	480,337	480,337
Stock Repurchased	(66)	(66)
Retained Earnings	(741,232)	(544,052)
Total Stockholders' Equity	(226,628)	(29,448)

Total Liabilities and Stockholders' Equity	$774,881	$858,960

The accompanying notes are an integral part of these statements

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

Nova Energy, Inc.

Statements of Operations

(Unaudited)

					December 31
	For the Quarter Ended		For the Nine Months Ended		2002 (Inception
	March 31,	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007	2008
Revenue
Production Oil/Gas Sales	$4,633	$36,408	$46,615	$103,783	$276,599

Cost of Goods Sold
Production Expenses	-	6,630	15,637	15,680	99,383

Expenses
General and Administrative	30,746	35,298	87,855	135,718	662,135
Professional Fees	475	9,509	8,601	22,010	49,097
Consulting Fees	4,390	16,000	15,828	32,846	44,800
Well Re-Development
Expense	72,478	-	72,478	-	72,478
Total Expenses	108,089	60,807	184,762	190,574	828,510

Other Income/Expense
Interest Income	-	-	-	-	1,675
Interest Expense	(14,465)	-	(43,395)	-	(91,613)

Net (Loss)	$(117,921)	$(31,029)	$(197,179)	$(102,471)	$(741,232)

Basic and Diluted
(Loss) per Share	$(.00)	$(.00)	$(.00)	$(.00)	$(.00)

Weighted Average
Number of Shares	33,453,333	33,453,333	33,453,333	33,453,333	33,453,333

The accompanying notes are an integral part of these statements

Nova Energy, Inc.
Statement of Stockholders’ Equity
(Unaudited)

	Common Stock		Paid in	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity

Balance, June 30, 2004	170,000	$170	$-	$(201,575)	$(201,405)
Common Shares issued for services	30,100,000	30,100	-	-	30,100
Shares issued for debt settlement	3,000,000	3,000	-	-	3,000
Net (Loss)	-	-	-	(69,323)	(69,323)

Balance, June 30, 2005	33,270,000	$33,270	$-	$(270,898)	$(237,628)
Net (Loss)	-	-	-	(82,953)	(82,953)

Balance, June 30, 2006	33,270,000	$33,270	$-	$(353,851)	$(320,581)
July 2006, Paid in Capital	500,000	500	374,500	-	375,000
Sept 2006, Paid in Capital	564,500	565	563,935	-	564,499
Sept 2006, Conv. Promissory Note - D. Bodard	-	-	(458,100)	-	(458,100)
Adjustment to agree with stock agent	(1,488)	(1)	2	-	1
Net (Loss)				(71,442)	(71,442)

Balance, December 31, 2006	34,333,012	$34,333	$480,337	$(425,293)	$89,377
Stock Repurchase	-	-	(66)	-	(66)
Net (Loss)	-	-	-	(31,029)	(31,029)

Balance, March 31, 2007	34,333,012	$34,333	$480,271	$(456,322)	$58,282
Net (Loss)	-	-	-	(87,730)	(87,730)

Balance, June 30, 2007	34,333,012	$34,333	$480,271	$(544,052)	$(29,448)
Net (Loss)	-	-	-	(51,027)	(51,027)

Balance, September 30, 2007	34,333,012	$34,333	$480,271	$(595,079)	$(80,475)
Net (Loss)	-	-	-	(28,232)	(28,232)

Balance, December 31,2007	34,333,012	$34,333	$480,271	$(623,311)	$(108,707)
Net (Loss)	-	-	-	(117,921)	(117,921)

Balance, March 31, 2008	34,333,012	$34,333	$480,271	$(741,232)	$(226,628)

The accompanying notes are an integral part of these statements.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

Nova Energy, Inc.
Statements of Cash Flows
(Unaudited)

	For the	For the	For the nine	For the nine
	Quarter	Quarter	months	months	December 31,
	ended	ended	ended	ended	2002 (Inception)
	March 31,	March 31,	March 31,	March 31,	to March 31,
	2008	2007	2008	2007	2008

Operating Activities
Net (Loss)	$(117,921)	$(102,471)	$(197,179)	$(102,471)	$(741,232)
Depreciation	4,246	4,246	12,739	12,739	43,877
Increase in Accounts Receivable	-	-	-	(9,252)	(4,633)
Increase in Accounts Payable	73,239	-	72,485	2,381	73,806
Increase in Accrued Expenses	29,465	9,000	88,395	-	374,213
Decrease in Accounts Receivable	5,539	6,269	(1,928)	-	-
Decrease in Accounts Payable	-	(263)	-	-	-
Decrease in Accrued Expenses	-	-	-	(82,400)	374,213
Increase in Shareholder Payable	-	-	-	-	-
Decrease in Shareholder Payable	(18,505)	(8,818)	(47,781)	(44,134)	(11,010)

Net Cash (Used) by
Operating Activities	(23,937)	(92,037)	(73,269)	(223,137)	109,234

Investing Activities
Investment – Working Interest	-	-	-	(675,000)	(675,000)
Capital Expenditures	-	-	-	-	(84,924)

Cash Provided by
Investing Activities	-	-	-	(675,000)	(759,924)

Financing Activities
Stock Repurchase	-	(66)	-	(66)	(66)
Convertible Notes Payable	-	-	-	564,500	564,500
Proceeds from Contributed Capital	-	-	-	480,337	480,337
Proceeds from Sale of Common Stock	-	-	-	1,063	34,333

Cash Provided by Financing Activities	-	(66)	-	1,045,834	1,079,104

Net Increase in Cash	(23,937)	(92,103)	(73,269)	147,697	428,414

Cash, Beginning of Period	78,138	170,435	127,470	2,077	-

Cash, End of Period	$54,201	$78,332	$54,201	$149,774	$428,414

Supplemental Information:
Interest Paid	$-	$-	$-	$-	$-
Income Taxes Paid	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF NOVA ENERGY, INC. FOR THE QUARTER ENDING MARCH 31, 2008

NOTE 1 - BASIS OF PRESENTATION

The accompanying un-audited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the un-audited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at March 31, 2008 and the results of operations for period from January 1, 2008 to March 31, 2008.

Management's Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying amounts of financial instruments including other current assets, accounts payable and other current liabilities approximated fair value because of the immediate short-term maturity of these instruments.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting and net operating loss-carry forwards. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The income tax benefit consists of taxes currently refundable due to net operating loss carry back provisions less the effects of accelerated depreciation for the federal government. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Earnings (Loss) Per Share - The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standard (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

Fixed Assets - Fixed assets are recorded at cost and include expenditures that substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method. Depreciation of property and equipment is calculated over the management prescribed recovery periods, which range from 5 years for equipment to 7 years for furniture and fixtures.

When a fixed asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between un-depreciated cost and proceeds from disposition is recorded as a gain or loss.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Revenue Recognition - Revenue is recognized if and when received.

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the year covered in the consolidated financial statements.

Long-Lived Assets - In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No.121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of, the carrying value of long-lived assets is reviewed by management on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be impairment in the future; the Company will recognize the amount of the impairment based on discounted expected consolidated future cash flows from the impaired assets.

Cash and Cash Equivalents - For purposes of the Consolidated Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.  Recent Accounting Pronouncements - In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 requires the consolidation of entities that cannot finance their activities without the support of other parties and that lack certain characteristics of a controlling interest, such as the ability to make decisions about die entity's activities via voting rights or similar rights. The entity that consolidates the variable interest entity is the primary beneficiary of the entity's activities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and must be applied in the first period beginning after June 15, 2003 for entities in which an enterprise holds a variable interest entity that it acquired before February 1, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

In January 2003, the EITF released Issue No. 00-2 1, ("EITF 00-21"), "Revenue Arrangements with Multiple Deliveries", which addressed certain aspects of the accounting by a vendor for arrangement under which it will perform multiple revenue-generating activities. Specifically, EITF 00-2 1 addresses whether an arrangement contains more than one unit of accounting and the measurement and allocation to the separate units of accounting in the arrangement. EITF 00-2 1 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May31, 2003. The standard did not impact the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SGAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of the Company commencing with the third quarter of the year ending June 30, 2006. Small business issuers need not comply with the new standard until fiscal periods beginning after December 15, 2005. The Company already records the expense of employee stock options for annual and quarterly periods on fair value calculation according to SFAS No.123.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" (SFAS 151). This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15,2005.

In December 2003, the issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," rescinded the accounting guidance contained in SAB No. 101, "Revenue Recognition in Financial Statements," and incorporated the body of previously issued guidance related to multiple-element revenue arrangements. The Company's adoption of SAB No. 104 did not have any impact on its consolidated financial statements. In March 2004, the FASB ratified EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" ("EITF 03-1 "), but delayed the recognition and measurement provisions of EITF 03-1 in September 2004. For reporting periods beginning after June 14, 2004, only the disclosure requirements for available-for-sale securities and cost method investments are required. The Company's adoption of the requirements did not have a significant impact on the Company's consolidated disclosures.

In July 2004, the FASB issued EITF Issue No. 02-14, "Whether an Investor Should Apply the Equity Method of Accounting to Investments Other than Common Stock" ("EITF 02-14"). EITF 02-14 requires application of the equity method of accounting when an investor is able to exert significant influence over operating and financial policies of an investee through ownership of common stock or in- substance common stock. EITF 02-14 is effective for reporting periods beginning after September 15, 2004. The adoption of EITF 02-14 will not have a significant impact on the Company's consolidated financial statements.

NOTE 2 – SEGMENTS

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did not have any material, separately reportable operating segments as of March 31, 2008.

NOTE 3 – MANAGEMENT DISCUSSION

Well production for this quarter has been curtailed due to the D#1 being shut in to await re-fracing scheduling, the refraced of the well was completed in this quarter but the well remains in flow-back, production results will be reported in the companies next quarterly filing.

The Company continues to focus on opportunities available in the area known as the Barnett-Shale oil and gas fields in the state of Texas. To provide better access to information about the Company, management has created a webpage at www.novaeneryinc.com and will continue to maintain and update information about the Company as it occurs.

NOTE 4 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company’s activities have been primarily supported by loans from the Company’s President and the acquisition of the aforementioned working interest in one of its wells. It has sustained losses in all previous reporting periods with an inception to date loss of $741,242 as of March 31, 2008. Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

NOVA ENERGY, INC.

Financial Statements
June 30, 2007
(Audited)

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Nova Energy Inc.

We have audited the accompanying balance sheet of Nova Energy Inc. as of June 30, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for June 30, 2007 and 2006 and from (Inception) December 31, 2002 through June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova Energy Inc. as of June 30, 2007 and 2006 and the results of its operations and its cash flows for June 30, 2007 and 2006 and from (Inception) December 31, 2002 through June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company’s activities have been primarily supported from the Company’s president, and have generated limited revenue and have minimal established operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered Las Vegas, Nevada

October 15, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

Nova Energy, Inc.
Balance Sheets
(Audited)

	June 30,	June 30,
	2007	2006

ASSETS

Current Assets
Cash	$127,470	$2,077
Accounts Receivable	2,705	-
Total Current Assets	130,175	2,077

Fixed Assets
Equipment	84,924	84,924
Accumulated Depreciation	(31,139)	(14,154)
Total Fixed Assets	53,785	70,770

Other Assets
Investment - Working Interest	675,000	200,000

Total Assets	$858,960	$272,847

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
Accounts Payable	$1,318	$-
Accrued Interest	48,218	-
Accrued Salaries	237,600	310,000
Shareholder Payable	36,771	83,427
Convertible Note Payable - related party	564,500	-
Total Current Liabilities	888,407	393,427

Long Term Liabilities	-	-
Total Long Term Liabilities	-	-
Total Liabilities	888,407	393,427

Stockholders' Equity
Common Stock, authorized
52,000,000 shares, par value
$0.001, issued and outstanding on
June 30, 2007 is 34,333,012	34,333	33,470
Paid in Capital	480,337	199,800
Stock Repurchased	(66)	-
Retained Earnings	(544,052)	(353,851)
Total Stockholders' Equity	(29,447)	(120,581)

Total Liabilities and Stockholders' Equity	$858,960	$272,847

The accompanying notes are an integral part of these statements

Nova Energy, Inc.
Statement of Operations
(Audited)

			December 31
	Form the Year Ended		2002 (Inception
	June 30,	June 30,	June 30,
	2007	2006	2007
Revenue
Production Oil/Gas Sales	$116,811	$113,173	$229,984

Cost of Goods Sold
Production Expenses	21,962	61,784	83,746

Expenses
General and Administrative	175,668	114,865	561,451
Professional Fees	24,045	15,451	40,496
Consulting Fees	36,100	5,700	41,800
Total Expenses	236,832	136,016	643,747

Other Income/Expense
Interest Income	-	1,675	1,675
Interest Expense	(48,218)	-	(48,218)

Net (Loss)	$(190,201)	$(82,952)	$(544,052)

Basic and Diluted
(Loss) per Share	$(.00)	$(.00)	$(.00)

Weighted Average	34,155,843	33,453,333	34,155,843
Number of Shares

The accompanying notes are an integral part of these statements

Nova Energy, Inc.

Statement of Stockholders’ Equity

(Audited)

	Common Stock		Paid in	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity

Balance, June 30, 2004	170,000	$170	$-	$(201,575)	$(201,405)
Common Shares issued for services	30,100,000	30,100	-	-	30,100
Shares issued for debt settlement	3,000,000	3,000	-	-	3,000
Net (Loss)	-	-	-	(69,323)	(69,323)

Balance, June 30, 2005	33,270,000	$33,270	$-	$(270,898)	$(237,628)
Net (Loss)	-	-	-	(82,953)	(82,953)

Balance, June 30, 2006	33,270,000	$33,270	$-	$(353,851)	$(320,581)
July 2006, Paid in Capital	-	500	374,500	-	375,000
Sept 2006, Paid in Capital	-	565	563,935	-	564,499
Sept 2006, Conv. Promissory Note - D. Bodard	-	-	(458,100)	-	(458,100)
Adjustment to agree with stock agent	-	(1)	2	-	1
Net (Loss)	-	-	-	(71,442)	(71,442)

Balance, December 31, 2006	34,333,012	$34,333	$480,337	$(425,293)	$89,377
Stock Repurchase	-	-	(66)	-	(66)
Net (Loss)	-	-	-	(31,029)	(31,029)

Balance, March 31, 2007	34,333,012	$34,333	$480,271	$(456,322)	$58,282
Net (Loss)	-	-	-	(87,730)	(87,730)

Balance, June 30, 2007	34,333,012	$34,333	$480,271	$(544,052)	$(29,448)

The accompanying notes are an integral part of these statements.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

Nova Energy, Inc.

Statement of Cash Flows

(Audited)

	For the Year	For the nine	December 31,
	ended	ended	2002 (Inception)
	June 30,	June 30,	to June 30,
	2007	2006	2007

Operating Activities
Net (Loss)	$(190,201)	$(82,952)	$(544,052)
Depreciation	16,985	14,154	31,139
Increase in Accounts Receivable	(2,705)	-	(2,705)
Decrease in Accounts Receivable	-	-	-
Increase in Accounts Payable	1319	-	1,139
Increase in Accrued Expenses	-	60,000	285,818
Decrease in Accounts Payable	-	(2,123)	-
Decrease in Accrued Expenses	(24,182)	-	-
Increase in Shareholder Payable	-	-	36,770
Decrease in Shareholder Payable	(46,657)	97,922	-

Net Cash (Used) by Operating Activities	(245,441)	87,001	(191,711)

Investing Activities
Investment – Working Interest	(675,000)	-	(675,000)
Capital Expenditures	-	(284,924)	(84,924)

Cash Provided by Investing Activities	(675,000)	(284,924)	(759,924)

Financing Activities
Stock Repurchase	(66)	-	(66)
Convertible Notes Payable	564,500	-	564,500
Proceeds from Contributed Capital	480,337	199,800	480,337
Proceeds from Sale of Common Stock	1,063	200	34,333

Cash Provided by Financing Activities	1,045,834	200,000	1,079,104

Net Increase in Cash	125,393	2,077	127,470

Cash, Beginning of Period	2,077	-	-

Cash, End of Period	$127,470	$2,077	$127,470

Supplemental Information:
Interest Paid	$-	$-	$-
Income Taxes Paid	$-	$-	$-

The accompanying notes are an integral part of these statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF NOVA ENERGY, INC. FOR THE YEAR ENDED JUNE 30, 2007.

NOTE 1 - GENERAL ORGANIZATION AND BUSINESS

Nova Energy, Inc. was incorporated in Nevada 1995, and is a publicly traded company presently listed on www.pinksheets.com, symbol “NVAE”. The Company is focused on the recovery of oil and gas reserves through acquisition and project development, specializing in mature and marginal field enhancement, developmental exploration drilling and low risk exploration opportunities in Texas and North Dakota regions.

NOTE 2 - BASIS OF PRESENTATION

The accompanying audited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the audited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company’s financial position at June 30, 2006 and the results of operations for period from July 1, 2006 to June 30, 2007.

Managements Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying amounts of financial instruments including other current assets, accounts payable and other current liabilities approximated fair value because of the immediate short-term maturity of these instruments.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting and net operating loss-carry forwards. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax benefit consists of taxes currently refundable due to net operating loss carry back provisions less the effects of accelerated depreciation for the federal government. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Earnings (Loss) Per Share - The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standard (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

Fixed Assets - Fixed assets are recorded at cost and include expenditures that substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method. Depreciation of property and equipment is calculated over the management prescribed recovery periods, which range from 5 years for equipment to 7 years for furniture and fixtures.

When a fixed asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between un-depreciated cost and proceeds from disposition is recorded as a gain or loss.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Revenue Recognition - Revenue is recognized if and when received.

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements.  There were no items of comprehensive income (loss) applicable to the Company during the year covered in the consolidated financial statements.

Long-Lived Assets - In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No.121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the carrying value of long-lived assets is reviewed by management on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be impairment in the future; the Company will recognize the amount of the impairment based on discounted expected consolidated future cash flows from the impaired assets.

Cash and Cash Equivalents - For purposes of the Consolidated Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements - In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 requires the consolidation of entities that cannot finance their activities without the support of other parties and that lack certain characteristics of a controlling interest, such as the ability to make decisions about die entities activities via voting rights or similar rights. The entity that consolidates the variable interest entity is the primary beneficiary of the entities activities. FIN No. 46 applies immediately to variable interest entities created after January 31,2003, and must be applied in the first period beginning after June 15, 2003 for entities in which an enterprise holds a variable interest entity that it acquired before February 1, 2003. The adoption of this standard did not have an impact on the Company’s financial statements.

In January 2003, the EITF released Issue No. 00-2 1, ("EITF 00-21"), "Revenue Arrangements with Multiple Deliveries", which addressed certain aspects of the accounting by a vendor for arrangement under which it will perform multiple revenue-generating activities. Specifically, EITF 00-2 1 addresses whether an arrangement contains more than one unit of accounting and the measurement and allocation to the separate units of accounting in the arrangement. EITF 00-2 1 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May31, 2003. The standard did not impact the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SGAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro- forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of the Company commencing with the third quarter of the year ending June 30, 2006. Small business issuers need not comply with the new standard until fiscal periods beginning after December 15, 2005. The Company already records the expense of employee stock options for annual and quarterly periods on fair value calculation according to SFAS No.123.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" (SFAS 151). This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005.

In December 2003, the issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," rescinded the accounting guidance contained in SAB No. 101, "Revenue Recognition in Financial Statements," and incorporated the body of previously issued guidance related to multiple-element revenue arrangements. The Company’s adoption of SAB No. 104 did not have any impact on its consolidated financial statements.

In March 2004, the FASB ratified EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" ("EITF 03-1 "), but delayed the recognition and measurement provisions of EITF 03-1 in September 2004. For reporting periods beginning after June 14, 2004, only the disclosure requirements for available-for-sale securities and cost method investments are required. The Company’s adoption of the requirements did not have a significant impact on the Company’s consolidated disclosures.

In July 2004, the FASB issued EITF Issue No. 02-14, "Whether an Investor Should Apply the Equity Method of Accounting to Investments Other than Common Stock" ("EITF 02-14"). EITF 02-14 requires application of the equity method of accounting when an investor is able to exert significant influence over operating and financial policies of an investee through ownership of common stock or in- substance common stock. EITF 02-14 is effective for reporting periods beginning after September 15, 2004. The adoption of EITF 02-14 will not have a significant impact on the Company’s consolidated financial statements.

NOTE 3– SEGMENTS

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did not have any material, separately reportable operating segments as of June 30, 2007.

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109,

Accounting For Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $ 81,608, which is calculated by multiplying a 15% estimated tax rate by the cumulative NOL of $ 544,052. The total valuation allowance is a comparable $____. Details for the last two years follow:

Year Ended June 30	2007	2006
Deferred Tax Asset Valuation Allowance	28,530	53,078
Current Taxes Payable	0	0

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

2005	$270,898	2025
2006	82,953	2026
2007	190,201	2027

Total NOL	$544,052

The Company has filed no income tax returns since inception.

NOTE 4 - STOCKHOLDERS’ EQUITY

Common Stock

Since December 31, 2002 the Company has received on-going capital contributions as necessary from its founder.

On May 13, 2005, the Company issued 30,100,000 post-split shares of its $0.001 par value restricted common stock in return for services to the founders of the Company.

On July 1, 2006, pursuant to a convertible promissory note, the Company issued Five Hundred Thousand common stock shares. In July 2006, the Company received Three Hundred Seventy Five Thousand Dollars in a private transaction in return for a working interest in the oil well known as the Inglish 1H.

On August 31, 2006, pursuant to a convertible promissory note, the Company issued Five Hundred Sixty-Four Thousand Five Hundred shares of common stock. On September 1, 2006, Daymon Bodard, the Company’s President loaned the Company $564,500.

NOTE 5 - RELATED PARTY TRANSACTIONS

As a result of financial assistance provided the Company by Daymon Bodard, the Company executed a Convertible Promissory Note in the amount of $564,500 on August 26, 2006. The Note is unsecured and interest accrues annually at the statutory interest rate for the state of Nevada. There is no penalty for prepayments.

NOTE 6 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company’s activities have been primarily supported by loans from the Company’s President and the acquisition of the aforementioned working interest in one of its oil wells. It has sustained losses in all previous reporting periods with an inception to date loss of $ 544,052 as of June 30, 2007. Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

NOTE 7 - CONTINGENCIES

On January 2, 2007, the Company entered into a consulting contract for services to be preformed for $5,000. The contract requires a series of $5,000 payments as specific services are completed and invoiced.

NOTE 8– MANAGEMENT DISCUSSION:

Production from our North Dakota well has been shut-in to evaluate future development. In July 2006, as a result of a private transaction, Nova received funds in the amount of $375,000, a portion of which was used to acquire a working interest participation with Rife Energy Operating, Inc. In August 2006, as a result of a private transaction, Nova received funds in the amount of $564,500, a portion of which was used to acquire additional working interest participation with Rife Energy Operating, Inc.

In July 2007, the NASD approved the Company’s 15c2-1 1 application.

The Company continues to focus on opportunities available in the area known as the Barnett-Shale oil and gas fields in the state of Texas. To provide better access to information about the Company, management has created a webpage at www.novaeneryinc.com and will continue to maintain and update information about the Company as it occurs.

CERTIFICATION

I, Daymon Bodard, President and Director of Nova Energy, Inc. hereby certifies that the audited financial statements and related footnotes hereto present fairly, in all material respect, the financial position of Nova Energy, Inc., and the results of its operations and cash flows as of and for the year ending June 30, 2007, in conformity with accounting principles generally accepted in the United States, consistently applied.

NOVA ENERGY, INC.

By: /s/ Daymon Bodard

Common Stock

Since December 31, 2002, the Company has received on-going capital contributions as necessary from its founder.

On May 13, 2005, the Company issued 30,100,000 post-split shares of its $0.001 par value restricted common stock in return for services to the founders of the Company.

On July 1, 2006, pursuant to a convertible promissory note, the Company issued Five Hundred Thousand common stock shares. In July 2006, the Company received Three Hundred Seventy Five Thousand Dollars ($375,00) in a private transaction in return for a working interest in the oil well known as the Inglish 1H.

On August 31, 2006, pursuant to a convertible promissory note, the Company issued Five Hundred Sixty-Four Thousand Five Hundred shares of common stock. On September 1, 2006, Daymon Bodard, the Company’s President loaned the Company $564,500.

Note 2. Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment. Actual results may vary from these estimates.  Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

The Company's year-end is June 30th.

Foreign Currency Translation

The Company uses the United States of America dollar as its functional and reporting currency for consistency with registrants of the Securities and Exchange Commission ("SEC") and in accordance with the Statement of Financial Accounting ("FAS") No. 52.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the year end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the year and are included in the Comprehensive Income Account in Stockholders' Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the Company are translated using the exchange rate in effect as of the transaction date. Any exchange gains or losses are included in other income or expenses on the Statement of Operations, if applicable.

ITEM 8: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 8A: CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls

We evaluated the effectiveness of our disclosure controls and procedures as of the end of the 2008 fiscal year. This evaluation was conducted with the participation of our chief executive officer and our principal accounting officer.

Disclosure controls are controls and other procedures that are designed to ensure that information that we are required to disclose in the reports we file pursuant to the Securities Exchange Act of 1934 is recorded, processed, summarized and reported.

Limitations on the Effective of Controls

Our management does not expect that our disclosure controls or our internal controls over financial reporting will prevent all error and fraud. A control system, no matter how well conceived and operated, can provide only reasonable, but no absolute, assurance that the objectives of a control system are met. Further, any control system reflects limitations on resources, and the benefits of a control system must be considered relative to its costs. These limitations also include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of a control. A design of a control system is also based upon certain assumptions about potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

Conclusions

Based upon their evaluation of our controls, the chief executive officer and principal accounting officer has concluded that, subject to the limitations noted above, the disclosure controls are effective providing reasonable assurance that material information relating to us is made known to management on a timely basis during the period when our reports are being prepared. There were no changes in our internal controls that occurred during the quarter covered by this report that have materially affected, or are reasonably likely to materially affect our internal controls.

PART III

ITEM 9: DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position with Registrant
Daymon Bodard	55	President, C.E.O., Secretary, Treasurer and director

The following describes the business experience of our director and executive officer, including other directorships held in reporting companies:

Daymon Bodard, President and Board member, presently owns 1,352,643 shares, which represents 39.5% of the Company’s issued and outstanding common stock.  Daymon Bodard, age 55, has a university degree in Business Administration and Management.  In addition to being the President of Nova Energy, Inc., he is President of a private company, MSI Management Services, Inc., a general business management consulting services company which has provided general consulting services for private companies that are involved in the oil/gas energy sector.

1994 - present -

President of MSI Management Services.

1990 - 1994 -

National Sales Manager for International Tobacco Company.

1982 - 1990 -

Independent business owner with operations in the natural resources industry.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we received, we believe that during the transitional period ended March 31, 2008, all such filing requirements applicable to our officers and directors were complied with exception that reports were filed late by the following persons:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Daymon Bodard President, CEO and Director 2570 Myles Lake Rd. Nanaimo, BC V9X1E7	Common Stock	1,352,643*	39.5%

Netresolutions.com, Inc 706 E. Bell Rd. Phoenix, AZ 85022	Common Stock	658,500**	19%

Stock was issued in September 2005 as founder’s stock and for past and future services to be rendered. ** R.W. Burnett is an officer and director of Netresolutions.com, Inc.  Said shares were issued in April 2006 for past services rendered.

Code of Conduct and Ethics

This Code of Conduct and Ethics ("Code of Ethics") covers a wide range of business practices and procedures. It does not cover every issue that may arise but it sets out basic principles to guide all of the Company’s personnel. All directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Ethics applies to every member of the Board of Directors, officer and employee of Nova Energy Inc., all of its subsidiaries and all affiliates in which Nova Energy Inc. directly or indirectly holds a majority interest (collectively referred to as the "Company").

To further the Company's fundamental principles of honesty, loyalty, fairness and forthrightness, the Company has established this Code of Ethics. This Code of Ethics strives to deter wrongdoing and, to that end, promote the following objectives:

1.	Honest and ethical conduct, including the handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in all reports and documents required to be filed with governmental authorities and in other public communications;

3.	Compliance with the applicable government and self-regulatory organization laws, rules and regulations;

4.	Prompt internal reporting of violations; and

5.	Accountability for compliance with this Code of Ethics.

The following discusses situations that require application of the Company's fundamental principles and promotion of the Company's objectives. In certain instances, this Code of Ethics may require conduct that exceeds legal minimums, but all Code of Ethics requirements are the internal "law" of the Company and binding on all directors, officers and employees.

I. Compliance with Laws

The activities of the Company and each director, officer and employee are expected to be in full compliance with the letter and spirit of all applicable laws, rules and regulations. It would be impossible to summarize here all of the laws, rules and regulations with which the Company and its directors, officers and employees must comply. However, each director, officer and employee of the Company is expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to him or her in his or her position with the Company. Each employee is responsible for talking to his or her manager or compliance officer to determine which laws, regulations and policies apply to his or her position and what training, if any, is necessary to understand and comply with such laws, regulations and policies.

If any director, officer or employee has any questions about his or her obligations under any applicable law, rule, regulation or policy, he or she should seek advice from his or her supervisor or the Company's Chief Compliance Officer.

II. Conflicts of Interest

All directors, officers and employees of the Company have a primary business responsibility to the Company and must avoid any activity that may interfere, or have the appearance of interfering, with the performance of this responsibility. Business decisions must be based solely on the best interests of the Company, without regard to personal, family or other extraneous considerations.

A "Conflict of Interest" exists when:

•

a real or perceived private interest of a director, officer or employee is in conflict with the interest of the Company,

•

any such individual receives improper personal benefits as a result of his or her position with the Company, or

•

the individual has other duties, loyalties, responsibilities or obligations that are, or may be viewed as being, inconsistent with the Company.

Conflicts of interest can arise when an individual's position or responsibilities with the Company present an opportunity for gain apart from his or her normal rewards of employment. They can also arise when an individual's personal or family interests are, or may be viewed as being, inconsistent with those of the Company and therefore as creating conflicting loyalties. Such conflicting loyalties can cause a director, officer or employee to give preference to personal interests, either internal or external, in situations where Company responsibilities come first.

A director, officer or employee may not personally benefit from his or her relationship or employment with the Company except through compensation received directly from the Company. This prohibition does not apply to discounts offered by merchants that are generally available to all employees of the Company.

Conflicts of interest are prohibited as a matter of Company policy. Each director, officer or employee should manage his or her personal or business affairs to avoid conflicts of interest or even the appearance of a conflict of interest. Conflicts of interest may not always be easily recognized or identified. While the following will provide certain examples, if a question arises, a director, officer or employee should consult with the Chief Compliance Officer.

•

A director, officer or employee should not handle any transaction which is or could be viewed as a conflict of interest because of a material connection with the individual or company involved. Personal interest which might affect, directly or indirectly, the proper exercise of judgment should be avoided.

•

Any director, officer or employee invited to serve as a director of an outside company should not accept such position without prior approval of the Chief Compliance Officer. Service on boards of charitable and civic organizations is encouraged and is permitted to the extent that it does not unreasonably interfere with the duties and responsibilities of such director, officer or employee. Notwithstanding the foregoing, independent directors of the Company are not required to seek such approval but should promptly notify the Chief Compliance Officer of any new position accepted.

•

Any director, officer or employee should not participate in a business decision with respect to an entity that is a material competitor of the Company in which his or her family member is an employee or has a significant financial interest.

•

Soliciting contributions or the sale of goods and services by or for other businesses or organizations on Company property is prohibited unless prior consent is received from an executive officer of the Company.

Outside Activities. A director, officer or employee should obtain prior approval from the Chief Compliance Officer before participating in business activities outside the Company that could either unreasonably interfere with his or her duties and responsibilities to the Company or reflect poorly on the Company. The Company will generally approve such activities unless it is felt that such activities are not in the best interest of the Company or that a conflict of interest otherwise exists.

The appearance of a conflict of interest can be as damaging to the Company as an actual conflict. Each director, officer and employee should conduct himself or herself at all times so as to avoid apparent conflicts. If a director, officer or employee believes that he or she may have a conflict of interest, such director, officer or employee should disclose it immediately to, and seek guidance from, the Chief Compliance Officer.

III. Gifts and Entertainment

In addition to the guidelines set forth in Section II above, the Company does not permit the following:

1.	A director, officer or employee should not accept a loan from any Company customer or supplier.

2.	A director, officer or employee should not accept a fee from a third-party for performing any act that the Company could have performed.

3.

In any case where a gift, whether in cash or in kind, could raise a question that an individual's judgment is influenced, such director, officer or employee should report such gift to the Chief Compliance Officer.

4.	A director, officer or employee should decline a gift if there would be even the slightest implication of influence on future dealings.

5.

A director, officer or employee should not do indirectly what he or she is prohibited from doing directly. For example, a director, officer or employee should not have a family member accept a prohibited gift.

Every effort should be made to refuse or return an impermissible gift. If it would be inappropriate to refuse a gift or a gift cannot be returned, the gift should promptly be reported to the attention of the Chief Compliance Officer, who may require that the gift be donated to an appropriate community organization.

IV. Bribery

Directors, officers and employees are strictly forbidden from offering, promising, or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If any offer of money or gifts is received that is intended to influence a business decision, then it should be reported to the Chief Compliance Officer immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

V. Corporate Opportunities

A director, officer or employee shall not take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of his or her employment or relationship with the Company when that opportunity or discovery could be of benefit or interest to the Company. Any such opportunity or discovery shall first be presented to the Company before being pursued in an individual capacity. Likewise, no director, officer or employee should use Company property, information or position for personal gain.

VI. Protection and Proper Use of Company Assets

The Company acquires assets to promote its business affairs. Each director, officer and employee has a duty to protect the Company's assets and to take all reasonable steps to ensure their efficient use. Assets include all of the Company's financial assets, real estate assets, other tangible property and confidential information, as defined below. The use of Company assets, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company's assets, each director, officer and employee should:

•

Exercise reasonable care to prevent theft, damage or misuse of Company property.

•

Promptly report the actual or suspected theft, damage or misuse of Company property to the Chief Compliance Officer.

•

Use the Company's voicemail, other electronic communication services or written materials for business-related purposes only and in a manner that does not reflect negatively on the Company.

•

Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•

Use Company property only for legitimate business purposes, as authorized in connection with his or her job responsibilities.

Directors, officers and employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems or by written media. Directors, officers, employees and other users of this property have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communications. These communications may also be subject to disclosure to law enforcement or government officials.

VII. Confidential Information

Directors, officers and employees will obtain confidential information about the Company, its customers, operations, business prospects and opportunities in the course of their employment or tenure with the Company. Confidential information includes the following, although this list is not exhaustive:

•

financial performance information;

•

current and prospective client and customer lists;

•

information about client and customer accounts, requirements and practices;

•

business methods and ideas;

•

employee lists and employment data;

•

documents, books, records, data, materials, supplies, and contract forms; and

•

other information relating to the Company and its employees, products, services, and operations.

Directors, officers and employees are given this information because it is necessary or useful in carrying out their duties for the benefit of the Company. No director, officer or employee may use it to further his or her personal interests, to make a profit or for any other purpose.

VIII. Insider Trading or Stock Tipping

Directors, officers and employees are not permitted to use or share information concerning the Company for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company or other companies should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a "Policy on Insider Trading and Compliance" governing trading in securities of the Company.

IX. Records Retention/Destruction

The Company's corporate records are important assets. The Company is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place the Company in contempt of court, or place the Company at a serious disadvantage in litigation.

Accordingly, the Company retains corporate records for not less than their respective legally required minimum periods, and, with respect to unregulated records, for periods deemed appropriate in the ordinary course of business.

"Corporate records" in this context include records in every form and at all locations, including paper records, computer-stored and other electronic records, video and sound tapes, microfiche and microfilm. They also include chronological work product files and desk copies of documents. Records which remain retrievable (such as from computer storage) after "hardcopies" are destroyed are in fact not destroyed and remain, for instance, subject to discovery in litigation.

X. Fair Dealing

The Company believes that behaving ethically is good business. The Company intends to live up to its obligations and be honest and fair in its dealings with others. The Company may not seek unfair advantage with customers, suppliers, co-workers or competitors by concealment, manipulation, abuse of privileged information, misrepresentation of material facts, or any other practice of unfair dealing.

XI. Accuracy in Reporting and Other Public Communications

The Company must provide full, fair, accurate, timely and understandable disclosure in all reports and documents filed with, or submitted to, the Securities and Exchange Commission (the " SEC ") and in other public communications made by the Company. The full, fair, accurate, timely and understandable disclosure in all such reports and documents and other public communications made by the Company is essential and of critical importance to the Company. This means, among other things, that any director, officer or employee who is responsible for the preparation or review of the Company's financial statements that are to be filed with the SEC or otherwise made publicly available, shall exercise the highest standard of care in preparing and reviewing any such materials.

Depending on the position with the Company, a director, officer or employee may be called upon to provide necessary information to assure that the Company's public reports are full, fair, accurate and understandable. The Company expects all directors, officers and employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company's disclosure requirements. In addition, each director, officer and employee has a responsibility to ensure that all Company documents and reports for which he or she is responsible are prepared and maintained properly and are free of any false, misleading, incomplete or otherwise improper information. No person shall mislead, manipulate, defraud or coerce any employee, officer or director of the Company or any advisor to the Company, including outside counsel or auditors.

A director, officer or employee who becomes aware of an error or potential misstatement in any Company documents, including financial statements or other documents filed with the SEC, must promptly report the error or potential misstatement either to the Chief Compliance Officer or pursuant to the Company's "Whistleblower Policy".

XII. General Provisions

A. This Code of Ethics may be amended, modified or waived from time to time.

This Code of Ethics may be amended, modified or waived as to non-officer employees only by an executive officer of the Company, who will ascertain whether an amendment, modification or waiver is appropriate. Waivers will be granted on a case-by-case basis and only in extraordinary circumstances. Any amendment, modification or waiver of this Code of Ethics that applies to an officer or director of the Company must be approved by the Board of Directors or a designated Board committee which will ascertain whether an amendment, modification or waiver is appropriate. Such an amendment, modification or waiver shall be posted on the Company's website or shall be otherwise disclosed as required by applicable securities laws or the applicable rules of the American Stock Exchange, including filing a Form 8-K with the SEC within five days. Notice posted on the Company's website shall remain there for a period of 12 months and shall be retained in the Company's files as required by law.

B. The Company has a system for the anonymous reporting of violations of this Code of Ethics.

Each director, officer and employee should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code of Ethics. If any director, officer or employee believes that his or her conduct or that of a fellow director, officer or employee may have violated any such laws or this Code of Ethics, such individual has an obligation to report the matter.

If any director, officer or employee desires to report a suspected violation of this Code of Ethics, he or she may report such violations pursuant to the "Whistleblower Policy" adopted by the Company.

C. A director, officer or employee will be subject to disciplinary action if he or she violates this Code of Ethics.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of this Code of Ethics. Such action shall be reasonably designed to deter wrongdoing and to permit accountability for the adherence to this Code of Ethics. Disciplinary actions for violations of this Code of Ethics can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in the individual's criminal prosecution.

D. Retaliation for complying with, or reporting a violation of, this Code of Business Conduct is prohibited.

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code of Ethics or other known or suspected illegal or unethical conduct. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

E. Each director, officer and employee of the Company shall certify receipt and understanding of this Code of Ethics.

Each director, officer and employee shall certify to the Company that he or she acknowledges receipt of, understands and has complied with (or specifically set forth any deviation from) this Code of Ethics. All new employees must sign a statement of agreement at the time of hire to be bound by this Code of Ethics.

ITEM 10: EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the transitional quarter ended March 31, 2008 and year ended June 30, 2007.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daymon Bodard, President and Chief	2008	0*	0	Nil	Nil	Nil	Nil	Nil	0
Executive Officer	2007	0	N/A	N/A	N/A	N/A	N/A	N/A	N/A

* On January 1, 2003, Bodard entered into an employment agreement, a copy of which is attached hereto as an Exhibit, with the company whereby, among other things, the company agreed to pay Bodard $5,000/mo. for past and future services to be rendered.  In conjunction with this agreement, the company executed a Promissory Note which, among other things, includes a provision that should the salary accrue, Bodard has the option of converting that accrued salary into the company’s free-trading common stock.

ITEM 11: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our shares of common stock as of the date of this annual report by (i) each person known by us to be the beneficial owner of more than 10% of our outstanding shares of common stock, (ii) each of our directors, (iii) our executive officers, and (iv) by all of our directors and executive officers as a group. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at our executive office address.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class
Daymon Bodard, President, CEO and Director 2570 Myles Lake Rd. Nanaimo, BC V9X1E7	Common stock	1,352,643	39.5%
Netresolutions.com, Inc. 706 E. Bell Rd. Phoenix, AZ 85022	Common stock	658,500	19%

The percent of class is based on 34,033,012 shares of common stock issued and outstanding as of the date of this annual report.

ITEM 12: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

Our management is involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

ITEM 13: EXHIBITS AND REPORTS

Exhibits required by Item 601 of Regulation S-B

Exhibit No.	Description
(3)	(i) Articles of Incorporation and (ii) By-laws
3 (i)	Articles of Incorporation*
3 (ii)	By-Laws*
3.1	Certificate of Good Standing for the Secretary State of Nevada on July 31, 2008
4.1	Form of Stock Certificate
(10)	Material Contracts
10.1

Promissory Note between the Company and its President, Daymon Bodard, dated December 31, 2002 which correlates with the Employment Agreement between the Company and Daymon Bodard herein referenced and attached as Exhibit10.2

10.2	Employment Agreement with the Company’s President, Daymon Bodard, which was formulated in December 2002 and executed on January 7, 2003
10.3	Promissory Note between the Company and its President, Daymon Bodard, dated August 26, 2008
10.4	Amendment to the Promissory Note between the Company and its President, Daymon Bodard dated October 23, 2007, which was originally executed August 26, 2006.
14	Code of Ethics, incorporated in the filing herein
20.1	Year ended 2007 Audit, incorporated in the filing herein
23.1	Auditor’s Consent

* Incorporated by reference to the Form 10-SB12(g) filed October 18, 1999.

Reports on Form 8-K

We did not file any reports on Form 8-K during the transition period ended March 31, 2008 or for the year ended 2007.

ITEM 14: PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our principal accountants Moore & Associates, Chartered, 2675 S. Jones Blvd., Suite 109, Las Vegas, NV 89146.  Phone: 702-253-7499, rendered invoices to us during the fiscal periods indicated for the following fees and services:  Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the review of the financial statements included in each of our quarterly reports on

Form 10-KSB.

Our policy is to pre-approve all audit and permissible non-audit services performed by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Under our audit committee's policy, pre-approval is generally provided for particular services or categories of services, including planned services, project based services and routine consultations. In addition, we may also pre-approve particular services on a case-by-case basis. We approved all services that our independent accountants provided to us in the past two fiscal years.

SIGNATURES

Pursuant to the requirements of Section 13 and 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized this 18th day of August, 2008.

Nova Energy, Inc.

By: /s/ Daymon Bodard

Daymon Bodard, President,

CFO & Director

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Daymon Bodard

Daymon Bodard, President,

CFO & Director